UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2020

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification No.)

320 Summer Street
Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	LOGM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.Other Events

On August 14, 2020, LogMeIn, Inc. (the “Company”) issued a press release announcing that Logan Merger Sub, Inc., the merger subsidiary controlled by affiliates of Francisco Partners, L.P. (“Francisco Partners”), has priced an offering of $950 million in aggregate principal amount of its 5.50% Senior Secured Notes due 2027 (the “Notes”). The Notes were priced at 100% of par. The offering was upsized to $950 million from the previously announced offering size of $750 million. The sale of the Notes is expected to be completed on August 31, 2020, and is anticipated to close concurrently with the closing of the previously announced acquisition of the Company (the “Acquisition”) by affiliates of Francisco Partners and Evergreen Coast Capital Corp., each subject to customary closing conditions.  The net proceeds from the Notes, together with other financing sources, will be used to fund the Acquisition, and to pay certain related fees, commissions and expenses.  The Company will assume all of the obligations under the Notes upon the consummation of the Acquisition.  A copy of the press release issued in connection with the offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)Exhibits

The following exhibit relating to Item 8.01 shall be deemed to be furnished, and not filed:

Exhibit No.	Description
99.1	Press release entitled “LogMeIn, Inc. and Logan Merger Sub, Inc. Announce Upsize and Pricing of $950 Million Senior Secured Notes Offering,” issued by the Company on August 14, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC.

Date: August 14, 2020	By:	/s/ Michael J. Donahue
Michael J. Donahue
SVP, General Counsel & Secretary